EXHIBIT 10.1

June 15, 2004

Michael A. Russell
4733 Shadwell Place
San Diego CA  92130

Dear Mike,

American Technology Corporation (“Company ”) is very pleased to confirm our offer of employment. This offer is contingent upon satisfactory results of all reference, education, and background checks (Release and Authorization Attached) and is based on the following terms and conditions:

Title:	Chief Financial Officer, with responsibilities that will include Finance, Investor Relations and Legal.

Start Date:	We have an anticipated your start date as Tuesday, July 6, 2004.

Salary:	Your starting salary as an exempt employee will be $7,115.38 gross bi-weekly, which is $185,000.00 annually.

Bonus:	You will be paid an annual bonus with the potential of 25% of your base salary based upon meeting company, department, and individual objectives, which will be mutually agreed upon by yourself and Kalani Jones and approved by the Board of Directors. The bonus period is equal to 12 months and begins on your date of hire.

Stock Options:	Management will recommend to the Board of Directors and the Compensation Committee thereof, that, as an inducement material to you entering into employment with the Company, you be granted stock options to purchase 100,000 shares of common stock. The grant will occur at the first meeting of the Board of Directors and Compensation Committee held after your start date, or by unanimous written consent, and in either case will occur not later than 30 days following your start date. The recommended options will have an exercise price equal to the fair market value of our common stock on the date the Board of Directors approves the grant after receiving a recommendation for approval from the Compensation Committee. The recommended options will be exercisable for five (5) years after grant, subject to earlier termination upon termination of your continuous service. The recommended options will vest over four (4) years, with one fourth (1/4) of the shares vesting twelve (12) months after grant date, and the balance vesting in equal quarterly installments through and including the fourth anniversary of the grant date. These recommended options will be issued outside of the 2002 Stock Option Plan, and accordingly will be non-statutory stock options and will not qualify for incentive stock option (ISO) treatment under the Internal Revenue Code.

Michael A. Russell – Offer of Employment
June 15, 2004

Health Benefits:	The Company offers a comprehensive benefits plan that includes medical, dental, vision, short-term disability, long-term disability and life insurances. The Company will pay for all insurance premiums (including dependents). Benefits begin the first day of the month following your hire date.
Paid Time Off
& Holidays:	You will receive 15 days of accrued Paid Time Off (PTO) annually, in use for vacation or sick time. This provides for most of your paid time away from work. PTO hours are accrued per pay period. Any hours in excess of 200 will be paid out in the first pay period of December.

The Company offers 9-paid holidays each calendar year. You must be on active status the day before and the day after the holiday to receive holiday pay.

Retirement:	A 401k package is available with multiple investment options and the company matches 25% of the employee’s deferral up to 6% of your annual earnings. (Note: Some IRS limitations may apply.)

Arbitration:	As a contingency of this offer, you will be required to sign the attached Mutual Agreement to Arbitrate (“Arbitration Agreement”).

Due to the enactment of the Immigration Reform and Control Act of 1986, this offer is contingent on your ability to produce acceptable documentation verifying your eligibility to work in the United States. You will be required to present the necessary documents on the day you begin work at American Technology Corp.

Additionally, as a condition of this offer and of your employment with American Technology Corp., you will be required to preserve the Company’s proprietary and confidential information and you must comply with the Company’s policies and procedures. Accordingly, you will be required to execute the Company’s Non-Disclosure Agreement on your first date of employment.

If this offer is accepted, your employment will be at-will with no specified period or term of employment. This means that either you or the Company may terminate employment at anytime, with or without reason. The Company may also transfer, promote, demote or otherwise alter your position and/or status at any time and for any reason. An employment agreement for a specified period of time, which contradicts this at-will agreement, may only be entered into in writing, signed by the President of the Corporation.
Mike, we sincerely hope that you decide to join American Technology Corp. Please acknowledge your acceptance of our offer by signing below and returning a copy of this letter to us not later than Thursday, June 17, 2004. If we do not receive your response by close of business on June 17, 2004 this offer will be void.

Michael A. Russell – Offer of Employment
June 15, 2004

Mike, if you have any questions please do not hesitate to call me.

Sincerely,

/s/ KALANI JONES
Kalani Jones
President & Chief Operating Officer

I understand and agree to the terms and conditions set forth in this letter. I further understand that any misrepresentations that I have made on my employment application or resume can result in termination. I acknowledge that no statement contradicting this letter, oral or written, has been made to me, and that no agreements exist which are contrary to the terms and conditions set forth in this letter.

Accepted by: /s/ MICHAEL A. RUSSELL	Date:	June 17, 2004
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